EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 3Q EPS IN LINE WITH GUIDANCE, DOWN 24%

Reconfirms 4Q and Updates Full Year Guidance

Charlotte, NC (November 15, 2012) – The Cato Corporation (NYSE: CATO) today reported net income of $4.7 million for the third quarter ended October 27, 2012, compared to net income of $6.1 million for the third quarter ended October 29, 2011, a decrease of 24%.  Earnings per diluted share for the third quarter were $0.16, compared to $0.21 last year, a decrease of 24%.  Sales for the third quarter ended October 27, 2012 were $197.6 million, a 2% increase over sales of $194.1 million for the third quarter ended October 29, 2011.  Same-store sales for the quarter decreased 2%.

For the nine months ended October 27, 2012, the Company earned net income of $53.7 million, compared to net income of $54.7 million for the nine months ended October 29, 2011, a decrease of 2%.  Earnings per diluted share were $1.84 compared to $1.86 last year, a decrease of 1%.  Sales for the nine months ended October 27, 2012 were $701.8 million, up slightly from sales of $699.1 million for the nine months ended October 29, 2011.  Year-to-date same-store sales decreased 2%.

For the quarter, the gross margin rate decreased to 34.0% from 35.2% last year primarily due to lower merchandise margin and higher occupancy costs related to store development.  The SG&A rate for the quarter decreased slightly to 29.5% from 29.6% last year primarily due to lower accrued incentive compensation offset by higher payroll costs.  The Company’s effective tax rate for the third quarter was 31.6% vs. 31.4% last year.

Year-to-date, the gross margin rate was flat to the prior year at 38.6% of sales.  The year-to-date SG&A rate was 25.5% versus 25.7% last year primarily due to lower accrued incentive compensation somewhat offset by higher payroll costs.  The year-to-date effective tax rate increased to 37.3% vs. 35.4% last year, primarily due to the elimination of the benefit of the Work Opportunity Tax Credit for 2012.

“Our third quarter same-store sales reflect the difficult environment we have seen for much of the year and EPS for the quarter was in line with expectations,” stated John Cato, Chairman, President, and Chief Executive Officer.  “Our third quarter gross margin fell due to the deleveraging of costs related to growth in new stores.  We continue to manage our costs well.  We expect fourth quarter earnings per diluted share will be within our original guidance of $0.38 to $0.42 versus $0.35 last year, a 9% to 20% increase.  For the year, earnings per diluted share are estimated to be in the range of $2.22 to $2.26 vs. $2.21 last year, a slight increase to an increase of 2%.”

The Company’s fourth quarter includes 14 weeks compared to 13 weeks in 2011 and the fiscal year includes 53 weeks compared to 52 weeks in 2011.  Earnings guidance for both the fourth quarter and year reflects the impact of the additional week.

Year-to-date, the Company has opened 25 new stores, relocated seven stores, and closed seven stores, one of which was the closing of an It’s Fashion store to open an It’s Fashion Metro store in the same market.  The Company now expects to open 37 stores during 2012.  As of October 27, 2012, the Company operated 1,306 stores in 31 states, compared to 1,292 stores in 31 states as of October 29, 2011.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the fourth quarter and full year and expected store openings and any related assumptions are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED OCTOBER 27, 2012 AND OCTOBER 29, 2011

(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended

	October 27,	%	October 29,	%	October 27,	%	October 29,	%
	2012	Sales	2011	Sales	2012	Sales	2011	Sales

REVENUES
Retail sales	$197,575	100.0%	$194,094	100.0%	$701,815	100.0%	$699,104	100.0%
Other income (principally finance,
late fees and layaway charges)	2,430	1.2%	2,591	1.3%	7,597	1.1%	8,047	1.2%

Total revenues	200,005	101.2%	196,685	101.3%	709,412	101.1%	707,151	101.2%

GROSS MARGIN (Memo)	67,176	34.0%	68,276	35.2%	271,125	38.6%	269,725	38.6%

COSTS AND EXPENSES, NET
Cost of goods sold	130,399	66.0%	125,818	64.8%	430,690	61.4%	429,379	61.4%
Selling, general and administrative	58,252	29.5%	57,505	29.6%	178,828	25.5%	179,776	25.7%
Depreciation	5,346	2.7%	5,321	2.7%	16,859	2.4%	16,096	2.3%
Interest and other income	(814)	-0.4%	(861)	-0.4%	(2,705)	-0.4%	(2,767)	-0.4%

Cost and expenses, net	193,183	97.8%	187,783	96.7%	623,672	88.9%	622,484	89.0%

Income Before Income Taxes	6,822	3.4%	8,902	4.6%	85,740	12.2%	84,667	12.1%

Income Tax Expense	2,153	1.1%	2,797	1.5%	32,016	4.5%	29,938	4.3%

Net Income	$4,669	2.3%	$6,105	3.1%	$53,724	7.7%	$54,729	7.8%

Basic Earnings Per Share	$0.16		$0.21		$1.84		$1.86

Diluted Earnings Per Share	$0.16		$0.21		$1.84		$1.86

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 27,	October 29,	January 28
	2012	2011	2012
	(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$53,075	$36,510	$34,893
Short-term investments	202,277	205,810	205,771
Restricted Cash	5,999	5,325	5,325
Accounts receivable - net	42,790	38,026	43,024
Merchandise inventories	130,826	127,247	130,382
Other current assets	7,213	7,078	9,737

Total Current Assets	442,180	419,996	429,132

Property and Equipment - net	130,635	109,811	115,445

Other Assets	7,380	6,888	6,512

TOTAL	$580,195	$536,695	$551,089

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$145,885	$149,753	$156,993

Noncurrent Liabilities	32,851	24,972	27,417

Stockholders' Equity	401,459	361,970	366,679

TOTAL	$580,195	$536,695	$551,089